Exhibit 99.1

NEWS RELEASE: August 4, 2005	Contact:	Heather Beshears
Vice President, Corporate Communications
InPlay Technologies, Inc.
Tel: 480.586.3357
Heather@InPlayTechnologies.com

InPlay Technologies Announces Results for Three and Six Months Ended June 30, 2005

PHOENIX, Ariz. (August 4, 2005) – InPlay Technologies (NASDAQ: NPLA) today announced financial results for the three and six months ended June 30, 2005.

InPlay Technologies reported net income of $1,372,000, or $0.14 per share, for the second quarter of 2005, compared to net income of $446,000, or $0.05 per share, for the second quarter of 2004. Revenue for the second quarter of 2005 was $2.24 million, generating gross profit of $2.17 million. Revenue for the quarter included $2 million from Delphi Corp. related to the minimum royalty commitments in Delphi’s exclusive license agreement for the automotive industry. Total revenue for the comparable quarter of 2004 was $1.18 million, generating a gross profit of $1.13 million.

For the six months ended June 30, 2005, InPlay Technologies recorded net income of $960,000, or $0.10 per share, compared to net income of $27,000, or $0.00 per share, for the six months ended June 30, 2004. Revenue for the six months ended June 30, 2005 was $2.44 million, which generated a gross profit of $2.33 million. Revenue for the comparable six-month period in 2004 was $1.36 million, which generated a gross profit of $1.27 million.

For the first six months of 2005, total operating expenses were $1.40 million, compared to $1.26 million for the first six months of 2004. InPlay Technologies reported $1.66 million in cash at June 30, 2005 compared to $2.83 million at December 31, 2004. The company has no debt. The June 30, 2005 cash position does not reflect the $2 million Delphi payment which was received in July 2005.

Bob Brilon, InPlay Technologies CEO, said, “Our relationship with Delphi has enabled us to achieve profitability this quarter. The agreement has an additional $9 million in guaranteed minimum royalties, with $3 million payable in July 2006 and $6 million in July 2007.”

“Revenue during the quarter from non-exclusive licensees continues to be driven by products in key industries for our technologies such as medical devices and industrial controls,” Brilon continued. “PushGate pushbutton technology was the main source of non-exclusive licensing revenue, but we did see an increase in thiNcoder revenue compared to the same quarter last year.”

Design reviews that came in during the quarter, which represent potential future licensing revenue, span a range of industries including lab dispensers, military search-and-rescue packs, remote controls for industrial equipment, boilers for home heating and laboratory keyboards.

“We expect to continue to see fluctuations in revenue quarter to quarter as we continue to implement our strategy of expanding our technology portfolio through license agreements and acquisitions,” added Brilon.

“Duraswitch patented electronic switch technologies, our relationship with Delphi and potential production through design wins from non-exclusive licensees represent the core of our business. The recent name change to InPlay Technologies builds on this foundation. Our strategy of licensing emerging technologies to manufacturers and OEMs started with our internally developed and patented electronic switch technology and we see an opportunity to expand our technology portfolio.

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InPlay Announces Results for Three and Six Months Ended June 30, 2005 – 2

“We recently announced an agreement to acquire FinePoint Innovations, a developer of patented digital computing pen solutions for tablet PCs. We are very excited about the opportunities for their newly developed digital pen technology, particularly as they have already received a purchase order in excess of $1 million which will be filled this year,” Brilon concluded.

Conference Call

InPlay Technologies will host a conference call today, August 4, at 5:00 p.m. Eastern Time. The conference call will be webcast and may be accessed by dialing 800-803-5267, or +1-706-643-0135 for international callers, a few minutes prior to the scheduled start time. The webcast is available on the InPlay Technologies website, www.InPlayTechnologies.com, in the investor relations section.

Those unable to participate in the live call can listen to the audio replay through August 6, 2005, at 800-642-1687, or +1-706-645-9291. The conference ID for the replay is 8359732. A webcast replay will be available on the InPlay Technologies website through September 30.

About InPlay Technologies

InPlay Technologies markets and licenses proprietary emerging technologies. The InPlay business model is to bring inventions to market by creating win-win relationships for the inventors and manufacturers through InPlay Technologies. The company was founded to commercialize its internally developed Duraswitch electronic switch technologies and has executed license agreements with switch manufacturers and OEMs worldwide. Duraswitch patented technologies are in the controls of a wide range of commercial and industrial applications. InPlay Technologies is focused on building on the Duraswitch foundation and leveraging its licensing model with additional, innovative technologies. Visit www.inplaytechnologies.com for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding our licensees’ ability to market and manufacture products using our technologies, our ability to implement our corporate strategy, our ability to leverage our licensing model with new technologies resulting in additional revenue and our expectations regarding FinePoint’s digital computing pen technology. Risks and uncertainties that could cause results to differ materially from those projected include lack of market acceptance of our technologies, inability to acquire and commercialize additional technologies, underestimating the length of time required to develop sufficient licensing revenue to create a net profit, Delphi’s non-performance under their exclusive licensing agreement, unanticipated expenses related to protecting our intellectual property, increased sales and marketing expenses, loss of the purchase order or other unforeseen difficulties related to FinePoint’s delivery of its pen technology and other uncertainties described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year-ended December 31, 2004. These forward-looking statements represent our beliefs as of the date of the press release and we disclaim any intent or obligation to update these forward-looking statements.

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INPLAY TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

NET LICENSING REVENUE:	$2,236,544	$1,179,615	$2,443,193	$1,359,260
COST OF GOODS SOLD:	63,157	49,071	108,854	87,784

Gross profit	2,173,387	1,130,544	2,334,339	1,271,476

OPERATING EXPENSES:
Selling, general and administrative	703,584	576,296	1,165,915	1,013,874
Research, development and commercial application engineering	111,271	115,959	235,770	247,488

Total operating expenses	814,855	692,255	1,401,685	1,261,362

INCOME FROM OPERATIONS	1,358,532	438,289	932,654	10,114
OTHER INCOME - Net	13,661	8,150	27,764	16,545

NET INCOME	$1,372,193	$446,439	$960,418	$26,659

NET INCOME PER COMMON SHARE:
BASIC AND DILUTED	$0.14	$0.05	$0.10	$—

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	9,614,673	9,598,525	9,614,673	9,595,209

DILUTED	9,665,367	9,733,643	9,684,120	9,729,901

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

	June 30, 2005	December 31, 2004

Cash and cash equivalents	$1,661,171	$2,832,455
Total assets	5,490,440	4,667,382
Long-term debt	—	—
Total stockholders’ equity	$4,088,795	$3,128,377